Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:	SHAREHOLDER CONTACT
Mary Ann Susco	Marco Acosta
212-850-1382	800-597-6068
suscom@jwseligman.com	acostam@jwseligman.com

Seligman Select Municipal Fund, Inc. (NYSE:SEL)

Announces Change to Investment Policy

New York, NY, July 17, 2008 — On July 16, 2008, the Board of Directors of Seligman Select Municipal Fund, Inc. (the “Fund”) approved a change to a non-fundamental investment policy of the Fund. As a result of the change, the Fund will no longer be required to invest at least 80% of its assets in a portfolio of tax-exempt municipal obligations rated either Aaa by Moody’s Investors Service (“Moody’s”) or AAA by S&P’s Ratings Services (“S&P”) (or, if not so rated, which are, in the opinion of the Fund’s investment manager, of comparable quality to those so rated) or covered by insurance guaranteeing the timely payment of both principal and income. This change is effective July 17, 2008.

The Fund has not changed its fundamental investment policy that requires the Fund, except for temporary defensive positions, to invest only in investment grade tax-exempt municipal obligations which are those rated within the four highest rating categories (Aaa, Aa, A or Baa by Moody’s and AAA, AA, A or BBB by S&P), or if not so rated, which are in the opinion of the Fund’s investment manager, of comparable quality to those so rated.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. Investors can obtain the Fund’s most recent annual and mid-year reports and other regulatory filings by contacting Seligman Services, Inc. at 800-597-6068. These reports and other filings are also available on the Securities and Exchange Commission’s EDGAR Database. You should read these reports and other filings carefully before investing or sending money.

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